EXHIBIT 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13D with respect to the Common stock, $0.001 par value, of Immersion Corporation dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.
Dated:	May 12, 2017
RAGING CAPITAL MANAGEMENT LLC
By:

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: Managing Partner

/s/ Kenneth Traub
Kenneth Traub, as attorney-in-fact for William C. Martin